Exhibit 5


                         Godfrey & Kahn, S.C.
                        780 North Water Street
                         Milwaukee, WI 53202
           Phone:  (414) 273-3500     Fax:  (414) 273-5198

                          September 5, 2000

School Specialty, Inc.
1000 North Bluemound Drive
Appleton, WI 54914

Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration
No. 333-90361) (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offer and sale by you of up to 571,685 shares of common stock, $.001 par value (the "Shares"), of School Specialty, Inc., a Wisconsin corporation (the
"Company"), issuable pursuant to the Company's Amended and Restated 1998 Stock Incentive Plan (the "Plan").

     We have examined: (a) the Plan, the Plan's prospectus and the Registration Statement, (b) the Company's Articles of Incorporation and By-Laws, (c) certain resolutions of the Company's Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance in accordance with the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Business
Corporation Law ("WBCL"), or any successor provision.

     Section 180.0622(2)(b) of the WBCL provides that shareholders of a corporation organized under Chapter
180 of the WBCL may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                              Very truly yours,

                              /s/ Godfrey & Kahn, S.C.

                              GODFREY & KAHN, S.C.